EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-220169) on Form S-8 of Jack Henry & Associates, Inc. of our report dated June 27, 2023, with respect to the financial statements of the Jack Henry & Associates, Inc. 401(k) Retirement Savings Plan, which appears in this annual report on Form 11-K for the year ended December 31, 2023.

/s/ Baker Tilly US, LLP

Plano, Texas
June 28, 2024